Exhibit 99.1
AMERICAN GREETINGS COMPLETES $100 MILLION SHARE REPURCHASE PROGRAM AND
ANNOUNCES AUTHORIZATION FOR ANOTHER $100 MILLION REPURCHASE PROGRAM
CLEVELAND (January 8, 2008) – American Greetings Corporation (NYSE: AM) today announced that it completed its most recent $100 million share repurchase program that was announced April 17, 2007. Under the program, the Company repurchased 4.2 million shares at an average repurchase price of $23.59 per share.
The Company also announced that its Board of Directors has authorized the repurchase of up to $100 million of Class A common shares. The share repurchases are currently expected to be made through 10b5-1 programs, open market purchases, or privately negotiated transactions as market conditions warrant, at prices the Company deems appropriate and subject to applicable legal requirements and other factors.
Management Comments
“We are pleased to have completed our latest $100 million share repurchase program. Including this most recently completed program, the Company has reduced its diluted share count by over 35% in less than three years,” said Zev Weiss, Chief Executive Officer.
Weiss added, “As we discussed during our December 20, 2007 earnings conference call, we believed that the earnings guidance for this year, $1.35 — $1.55 of diluted earnings per share, was appropriate and it was possible that we would perform around the higher end of the range. The preliminary sales results from the Christmas holiday are generally in line with our internal expectations. However, one of the large factors impacting this year’s results will be the roll out of our card initiatives, a number of which are still expected to occur during the fourth quarter. If the roll out of these initiatives does not occur during this fiscal year as anticipated, we would then expect them to occur next fiscal year. If the roll out occurs next fiscal year, the Company is likely to report results around the high end of its earnings per share guidance for fiscal 2008.”
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, stationery, calendars, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion. For more information on the Company, visit http://corporate.americangreetings.com.
CONTACT:
Gregory M. Steinberg
Treasurer and Director of Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	the timing and impact of converting customers to a scan-based trading model;

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the Company’s ability to successfully implement its strategy to invest in its core greeting card business;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the Company’s ability to successfully implement, or achieve the desired benefits associated with, any information systems refresh that the Company may implement;

•	the ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	the ability to successfully complete the proposed acquisition of PhotoWorks and the ability to successfully integrate acquisitions;

•	the Company’s ability to successfully complete, or achieve the desired benefits associated with, dispositions;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy, freight, and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products.
In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

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